CONSULTING AGREEMENT

This Agreement made effective as of the 1st day of September, 2006.

BETWEEN:

TRANS-ORIENT PETROLEUM LTD., a company duly
continued under the laws of British Columbia and having a
registered office located at Suite 1500 – 1055 West Georgia Street,
Vancouver, British Columbia V7E 4N6

(the “Company”)

AND:

DAVID JOHN BENNETT, Ph.D., Consultant, having an address
at <> Makara, Wellington, New Zealand

(the “Consultant”)

WHEREAS:

(A) The Consultant has been serving as a Director of and consultant to the Company since August 23, 2006; and

(B) The Consultant and the Company have agreed to enter into a written agreement setting out the terms and conditions of the Consultant’s engagement;

NOW THEREFORE THIS AGREEMENT WITNESSESS that in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

INTERPRETATION

Definitions

In this Agreement:

“Affiliate” means a company is affiliated with another company if:

one of them is the subsidiary of the other;

both are subsidiaries of the same company;

or each of them is controlled by the same person;

“Agreement” means this agreement and schedules attached to this agreement, as amended or supplemented from time to time;

“Anniversary Date” means September 1, 2007 and each subsequent September 1 thereafter;

“Board” means the board of directors of the Company;

“Business” means the acquisition, exploration and development of oil and gas properties in the SE Asian area any other material business carried on from time to time by the Company;

“Cause” means the circumstances if the Consultant:

is adjudicated to be bankrupt,

is convicted of any indictable offence;

commits an act of gross misconduct, wilful negligence or fraud in respect of the responsibilities or duties required to be performed by him under this Agreement, or to be undertaken or required to be undertaken in accordance with the provisions of this Agreement; or

engages in any conduct which is intentional and materially injurious to the Business;

“Change of Control” means:

the acquisition by any “offeror” (as defined in s. 92(1) of the Securities Act (British Columbia) of beneficial ownership of more than 20% of the outstanding voting securities of the Company, by means of a takeover bid or otherwise;

any consolidation or merger of the Company in which the Company is not the continuing or surviving company or pursuant to which shares of the Company would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving company immediately after the merger;

any sale, lease, exchange or other transfer (in one transaction or a series of related transaction) of all or substantially all of the assets of the Company;

the approval by the shareholders of the Company of any plan of liquidation or dissolution of the Company; or

the Incumbent Directors cease to constitute a majority of the Board;

“Competitive Business” means a Person engaged in a business the same as, similar to or competitive with the Business;

“Confidential Information” means any information which is non public, confidential or proprietary in nature relating to the Company or its Business including without limitation business plans, financial data, transactions or other affairs of the Company and analyses, compilations, forecasts, documentation, software, and technical information, in oral, written, electronic or any other form. Confidential Information does not include information that is or becomes generally available to the public without fault of the Consultant or that the Consultant can establish, through written records, was in his possession prior to its disclosure in connection with the Consultant’s engagement;

“Fee” means the fee set out in §3.1 herein; and

“Good Reason” means any circumstance in which the Consultant is induced by actions of the Company to terminate his employment other than on a purely voluntary basis, and without limiting the generality of the foregoing shall include:

a reduction or diminution in the level of responsibility, title or office of the Consultant;

a reduction in the compensation level of the Consultant, taken as a whole;

forced relocation to another geographic location; or

the failure of the Company or any successor Company to maintain substantially similar employment terms with the Consultant after a Change of Control as were in existence prior to the Change of Control;

“Incumbent Director” means any member of the Board (other than the Consultant) who was a member of the Board prior to the occurrence of the transaction, transactions or elections giving rise to a Change of Control and any successor to an Incumbent Director who was recommended or elected or appointed to succeed an Incumbent Director by the affirmative vote of a majority of the Incumbent Directors then on the Board;

“Options” means the options granted to the Consultant as of the date hereof and such other options as may be granted to the Consultant;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted;

“Project Locations” means the locations where the Company’s Projects are located;

“Projects” means all interests in wind projects held by the Company or its Affiliates from time to time, either directly or indirectly, through joint ventures, strategic alliances or otherwise; and

“Term” means the term of this Agreement as set out in §5.1.

Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a) (a) “this Agreement” means this Agreement as it may from time to time be supplemented or amended and in effect;

(b) all references in this Agreement to a designated “§”, “section”, “subsection”, “paragraph”, “part” or other subdivision is to the designated section, subsection, paragraph or other subdivision of this Agreement unless otherwise specifically stated;

(c) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph or other subdivision or Schedule;

(d) the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable a body corporate;

(e) the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import is used with reference thereto);

(f) except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g) the headings to the sections, subsections and paragraphs of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof; and

(h) the language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties.

ENGAGEMENT

Services

The Company agrees to engage the Consultant in connection with the implementation of the Company’s hydrocarbon prospects acquisition and development strategy, and the Consultant hereby agrees to such engagement. In such capacity, the Consultant has and shall have responsibility for supervising and directing the operations of the Company and shall participate in the development of, and oversee the implementation of the Company’s long term oil and gas strategy. The Consultant shall work with the other consultants and employees of the Company. The Consultant shall report to, and accept direction from, the Company’s President.

Director

During the term of this Agreement, the Consultant shall act as a director of the Company if so elected or appointed and subject to the Business Corporations Act (British Columbia) and the Articles of the Company.

Scope of Duties

The Consultant agrees to perform such services and duties in relation to the business and affairs of the Company as are contemplated in §2.1 hereof and as may from time to time be vested in or given to him by the Board and shall devote his full time, attention and abilities, during normal business hours, to the Business. The Consultant acknowledges that he shall be required to travel on business, and may be required to perform duties and responsibilities outside of normal business hours. While performing his duties and responsibilities, the Consultant shall give the Company the full benefit of his knowledge, expertise, skill and ingenuity.

Director to Third Parties

Notwithstanding §2.3, the Consultant shall be allowed to serve on the board of directors of other companies provided that:

such company is not a Competitive Business; or

the Board consents in writing prior to the Consultant being appointed a director of a company that is a Competitive Business.

Independent Contractor

The Consultant acknowledges and agrees that he is an independent contractor, not an employee of the Company, and that nothing in this Agreement is to be construed as creating an employment (master-servant), partnership or joint venture relationship either generally or for any specific purpose. For greater certainty, all payments made by the Company to the Consultant shall not have provisions for deductions for taxes, unemployment insurance, pension contributions and/or other items required by applicable laws. The parties hereto are acting independently of each other in the performance of their respective duties and responsibilities under this Agreement and, without in any way limiting the foregoing, the Consultant acknowledges that he has no general authority to enter into contracts on behalf of the Company in his capacity as a Consultant and the Consultant covenants only to act in respect of the contractual matters in accordance with specific instructions provided by the Company.

REMUNERATION

Remuneration

As remuneration for his services hereunder, the Company or its subsidiary, Orient Petroleum (NZ) Limited, shall pay to the Consultant a fee of US$5,000 per month, commencing on September 1, 2006. The fee shall be reviewed annually by the Board.

Business Expenses

The Company also agrees to reimburse the Consultant for any out of pocket expenses as he may from time to time properly incur in providing his services hereunder, including traveling, hotel, and entertainment expenses, provided that the Consultant forwards to the Company detailed invoices and receipts or vouchers for all such expenses within a reasonable period of time after the expenses have been incurred, but in no event later than one (1) month after the expenses have been incurred. Notwithstanding the foregoing, the Consultant shall obtain written Board approval prior to personally incurring any single expense in excess of US$5,000. The Consultant agrees that with regard to air travel, the most economical fare available will be utilized on scheduled airlines where practical.

Stock Options

The Consultant shall be entitled to participate in any stock option plan that the Company has adopted to the extent and upon such terms as may be determined from time to time by the Board. The parties hereto acknowledge that the Consultant currently holds Options. In particular, the Consultant shall be granted on execution hereof options to purchase 200,000 options at US$1.00 which options shall vest as to 50,000 on execution hereof and 50,000 upon each six months over the term hereof (option exercisable for 5 yrs.). Any unexercised portion of these 200,000 options shall terminate immediately and be of no further validity if this Agreement is terminated for cause (as defined below) and no compensation shall be paid as a consequence of the termination of the options. An additional 200,000 options exercisable at US$0.75 each shall be granted in the event that during the Term hereof, the Company:

drills a commercial oil or gas discovery, in which event the options shall be granted at the time of commencement of commercial production, or is acquired by a third party in a merger, takeover bid or other acquisition wherein the Company has been effectively valued at $20 million or more.

Royalty Grant

In addition to the other consideration granted hereunder, the Consultant is hereby granted a 0.5% gross overriding royalty (the “Royalty”) calculated in the manner herein provided and generally in accordance with the calculation of a Crown royalty, pursuant to Chapter 7 of the Minerals Programme for Petroleum (1 January 2005) in respect of all petroleum obtained under Petroleum Exploration Permit 38348 and 38349 located in the Eastcoast Basin of New Zealand and which is either sold or used in the production process as fuel or is otherwise exchanged or removed from the permit without sale, or remains unsold on the surrender, expiry or revocation of the permit, except that no royalty shall be payable in respect of:

any petroleum that has been unavoidably lost (this includes petroleum that has been flared for safety reasons, or flared as part of a permitted testing programme); and

any petroleum which has been mined or otherwise recovered from its natural condition, but which has been returned to a natural reservoir within the area of the permit.

The Royalty shall be payable only upon permits and other oil and gas interests which have been acquired by the Company prior to the Term hereof and which are proven to have a commercial discovery during the Term or within two years thereafter. The Royalty shall survive the termination of this Agreement and continue in full force and effect so long as there is commercial production from the permits which otherwise qualify herein for the Royalty. For greater certainty, no Royalty will be payable on any oil and gas interests acquired outside of the Eastcoast Basin, after the Term hereof or on which a commercial discovery is made more than two years after the Term hereof. The Company will ensure that any sale or other transfer of permits obligates the successor to pay the Royalty.

The Consultant is authorized (at his own expense) to record his entitlement to the Royalty in any appropriate government registry.

Nothing herein will be construed as obligating the Company to acquire any permits in the Eastcoast Basin nor to actively explore such Permits.

CONFIDENTIALITY AND NON-COMPETITION

Confidential Information

The Consultant acknowledges that in the course of carrying out, performing and fulfilling his duties with the Company he has had and will continue to have access to and be entrusted with Confidential Information concerning the present and contemplated wind projects, prospects and opportunities of the Company, and that the disclosure of any such confidential information to the competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. The Consultant further acknowledges and agrees that the right to maintain such detailed Confidential Information constitutes a proprietary right which the Company is entitled to protect. Accordingly, the Consultant covenants and agrees with the Company that he will not (either during the continuance of his engagement with the Company or at any time thereafter) disclose any of such Confidential Information to any person nor shall he use the same for any purpose other than those for the benefit of the Company.

Return of Confidential Information

The Consultant shall on demand return to the Company all documentation (in any paper or electronic medium) containing Confidential Information in the possession of the Consultant or in respect of which the Consultant may exercise control.

Restrictions

The Consultant agrees to comply with all of the restrictions set forth below at all times during the term of this Agreement and for a period of three years after the termination of this Agreement (regardless of which party terminates the Agreement, if any, and regardless of the reason for such termination, if any) in accordance with the terms and conditions of this Agreement:

the Consultant will not, either individually or in conjunction with any Person, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, engage in or become financially interested in a Competitive Business without the prior written consent of the Board. The foregoing will not prevent the Consultant from holding any class of publicly held shares of a company, partnership or other organization provided that the Consultant, alone or in conjunction with any other Person, will not directly or indirectly hold more than 10% of the shares of any such class;

the Consultant will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any Competitive Business, any business or actively sought prospective business or property of the Company, or with whom the Consultant has dealt in relation to the Business or Projects, or with whom the Consultant has supervised negotiations or business relations, or about whom the Consultant has acquired Confidential Information in the course of his employment;

the Consultant will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away or accept employment solicitations or applications from any person employed by the Company or persuade or attempt to persuade any such individual to terminate his or her employment with Company; and

the Consultant will not directly or indirectly impair or seek to impair any relationships that the Company has with its employees, consultants, or other parties with which the Company does business or has contractual relations.

Injunctive Relief

The Consultant acknowledges that irreparable harm may result to the Company if the Consultant breaches his obligations under this Part 4. The Consultant acknowledges that such a breach may not properly be compensated by an award of damages. Accordingly, the remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

TERM AND TERMINATION

Term

Subject to this Part 5, the term of this Agreement (the “Term”) shall be for a period of one year, commencing on September 1, 2006.

Extensions of Term

Unless this Agreement is earlier terminated, then each Anniversary Date commencing with September 1, 2007, the Term of this Agreement will automatically be extended until the next Anniversary Date on the same terms and conditions in effect immediately prior to the extension, subject to such changes as the Board may determine and the Consultant may agree to. Notwithstanding the foregoing, if at least three (3) months prior to any Anniversary Date, the Company delivers written notice to the Consultant indicating that the Company does not wish to further extend the Term of this Agreement past the Anniversary Date, then on that Anniversary Date the Term will expire and the Consultant’s engagement will terminate.

Resignation

The Consultant may at any time terminate this Agreement for any cause or reason, or without any cause or reason, by giving to the Company one month’s prior written notice of such termination and upon the expiry of such notice, this Agreement shall terminate. In such event the Consultant shall not be entitled to any payment on account of such termination, other than such amounts due him under this Agreement in respect of the period ending on the date of termination.

Termination for Cause

The Company may terminate the engagement of the Consultant for any reason which constitutes Cause (as defined above), and in such event the Consultant shall not be entitled to any payment on account of such termination, other than such amounts due him under this Agreement in respect of the period ending on the date of termination.

Termination on Disability

This Agreement shall forthwith terminate on the death, disability or other incapacity of the Consultant.

Immediate Termination by Company

Subject to §5.9 the Company may terminate the engagement of the Consultant at any time without Cause, effective immediately after delivery by the Company to the Consultant of a written notice of termination of the Consultant’s engagement.

Termination for Good Reason

Subject to §5.9 the Consultant may terminate this Agreement for Good Reason by giving to the Company one month written notice of such termination and upon the expiry of such notice, this Agreement shall terminate.

Termination on Change of Control

Subject to §5.9 the Consultant may terminate this Agreement within ninety days of any Change of Control by giving to the Company one month written notice of such termination and upon the expiry of such notice, this Agreement shall terminate.

Payment upon Termination

In the event of the termination of this Agreement:

by the Company under §5.6;

by the Consultant for Good Reason under §5.7; or

by the Consultant after a Change of Control under §5.8.

the Company shall (for the purposes of this §5.9, Fee means the Fee in effect immediately prior to delivery of the written notice terminating this Agreement) immediately pay to the Consultant a lump sum amount equal to the balance of the Consultant’s Fees for the remainder of the Term.

Entitlements upon Termination

Upon termination of this Agreement pursuant to §5.3, §5.4, §5.5, §5.6, §5.7 or §5.8 all of the provisions of this Agreement shall forthwith terminate and cease to be of any further force or effect, and the Consultant will have no right, entitlement or claim to any compensation, rights or damages, whether under this Agreement or otherwise, other than:

such amounts that have accrued to him under §3.1 and §3.2 prior to the date of such termination; and

such amounts as may be payable under §5.9.

Return of Property

On termination of this Agreement for any reason, the Consultant agrees to return to the Company, as they may direct, all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in his possession or control pertaining to the Business, without retaining any copies or records of any Confidential Information whatsoever. The Consultant shall also return any keys, pass cards, identification cards or other property belonging to the Company.

No Reduction of Amounts Owed

The amounts payable to the Consultant hereunder shall not be reduced in any respect in the event that the Consultant shall secure or shall not reasonably pursue alternative employment following termination of this Agreement.

Resignation from all Offices

On termination for any reason, the Consultant shall, at the request of the President and without request for payment, resign from the directorship of the Company and from any other office held with the Company or any Affiliate.

GENERAL

Counterpart

This Agreement may be signed in counterpart.

Governing Laws

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

Assistance

The parties must render all such assistance to one another as may reasonably be required to enable the provisions of the Agreement expeditiously to be given effect. All materials and facilities made available by Company and used by the Consultant for this purpose shall remain the property of the Company.

Time

Time shall be of the essence of this Agreement.

Notice

All notices required to be given by any party under this Agreement shall be in writing and shall be delivered by hand or properly addressed prepaid registered post or facsimile addressed to a party at its address set out in this Agreement or such other address as a party may from time to time designate in writing.

Any notice given shall be deemed to have been delivered:

in the case of delivery by ordinary prepaid registered post, three business days after posting; or

in the case of transmission by facsimile, upon receipt by the sender of a transmission report showing transmission free of error.

Entire Agreement

This Agreement constitutes the whole agreement between the parties and supersedes any and every prior agreement of understanding between the Company and the Consultant whether oral or written or partly oral and partly written and except as herein expressly provided no prior agreement shall be referred to or considered in any proceedings or disputes between parties to assist in or determining the interpretation of the Agreement or to determine the rights, obligations and privileges of the parties, or otherwise.

Amendments

No modification of this Agreement shall be valid unless in writing and signed by the parties hereto.

Further Assurances

Each party shall make, execute and do so cause to be made, executed or done all necessary agreements, deeds and acts which may be necessary to protect, secure or otherwise ensure compliance between them with the terms of this Agreement.

Assignment and Enurement

This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns; provided that this Agreement shall not be assigned, in whole or in part, by either party to any other person, firm or Company, without the prior written consent of the other party.

Non-Waiver

No waiver of any breach of any term of this Agreement shall be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach shall be or be deemed to be a waiver of any other or subsequent breach.

Severability

If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, then that provision or portion will be severed from this Agreement. The rest of this Agreement will remain in full force and effect.

Survival of Terms

The provisions of Part 1, Part 4 and Part 5 and this §6.12 of this Agreement will survive the termination of the employment of the Consultant.

Independent Legal Advice

The Consultant acknowledges that he has been advised to obtain independent legal advice with respect to the terms of this Agreement prior to its execution and has, to the extent thought necessary, obtained such advice and understands the terms and rights and obligations under this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

1.2

1.3	TRANS-ORIENT PETROLEUM LTD.

1.4	Per:	/s/ Peter Loretto
Authorized Signatory

1.5

SIGNED, SEALED AND DELIVERED by	)
DAVID JOHN BENNETT in the presence of:	)
)
)
/s/ Keren Barbara Witt	)	/s/ David John Bennett
Witness	)	DAVID JOHN BENNETT
)
)
Name	)
)
)
)
Address	)
)
)
)
)